EXHIBIT 21.1

LIST OF SUBSIDIARIES

Power Integrations KK

Power Integrations Limited

Power Integrations International Limited

Power Integrations Singapore Pte. Limited

Power Integrations Netherlands B.V.

Power Integrations GmbH

Power Integrations Italy S.r.l

Power Integrations (Europe) Limited